Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	251,885(2)	$5.560(3)	$1,400,480.60	$0.00015310	$214.41
	Total Offering Amounts					$1,400,480.60		$214.41
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$214.41

(1)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the Common Stock to be offered by the Selling Stockholders.

(2)	Represents 251,885 shares of Common Stock acquired by the Selling Stockholders in the Private Placement.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s shares of Common Stock as reported on the Nasdaq Stock Market on April 22, 2025.